AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2004
                                                     REGISTRATION No. 333-97795
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   POST EFFECTIVE AMENDMENT NO. 5 TO FORM F-2

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933


                      BONSO ELECTRONICS INTERNATIONAL INC.
                     --------------------------------------
             (Exact name of Registrant as specified in its charter)

      British Virgin Islands                                    None
      ----------------------                                    ----
  (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                       Identification Number)

               Unit 1106-1110, 11/F, Star House, 3 Salisbury Road
                         Tsimshatsui, Kowloon, Hong Kong
                                 (852) 2605-5822
     -----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            Henry F. Schlueter, Esq.
                          Schlueter & Associates, P.C.
                       1050 Seventeenth Street, Suite 1700
                             Denver, Colorado 80265
                                 (303) 292-3883
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        PURSUANT TO RULE 429 THE REGISTRATION STATEMENT IS BEING
                        --------------------------------------------------------
                    COMBINED WITH REGISTRATION NO. 333 - 32524 AND NO. 333-76414
                    ------------------------------------------------------------


                                            Calculation of Registration Fee(2)
                                                                                                              _____
----------------------------------------------------------------------------------------------------------
                                                    Proposed maximum     Proposed maximum      Amount of
Title of each class of            Amount to be       offering price     aggregate offering   registration
securities to be registered        registered          per unit(3)           price(3)             fee

----------------------------------------------------------------------------------------------------------
Common stock(4)                     350,000              $14.875(6)         $ 5,206,250(6)     $1,374(1)

Common stock(4)                     180,726              $ 3.04(7)          $   549,407(7)     $  132(1)

Common Stock(4)                      42,500(5)           $ 2.40 (8)         $   102,000(8)     $   13(1)
                                                                                               -------

Total registration fee                                                                         $ 1,519(1)
                                                                                               =======
========================================================================================================

(1) $1,374 of the registration fee has been previously paid with SEC File No. 333 - 32524, $132 was previously paid with SEC File No. 333 - 76414 and $13 was previously paid with SEC File No. 333-97795.
(2)  In United States dollars.
(3)  Estimated solely for the purpose of calculating the registration fee.
(4)  May be sold from time to time, at varying prices, by a selling shareholder.
(5) 125,000 shares were originally registered on SEC File No. 333-97795. The selling shareholder has since sold 82,500 shares of common stock.
(6)  Based upon the closing price of the common stock on March 1, 2000.
(7)  Based upon the closing price of the common stock on January 4, 2002.
(8)  Based upon the closing price of the common stock on July 29, 2002.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                      BONSO ELECTRONICS INTERNATIONAL INC.

         573,226 Shares of Common Stock Offered by Selling Shareholders

     We are registering for resale by certain selling shareholders 573,226 outstanding shares of common stock. These shares may be offered and sold from time to time by selling shareholders at the market. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

     Prior to this offering, the common stock has traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "BNSO." As of August 26, 2004 (one trading day prior to the date of this prospectus), the reported closing sales price of the common stock on the NASDAQ-National Market System was $5.90.

     An investment in these securities involves a high degree of risk. See "Risk Factors" beginning at page 7 of this prospectus for a discussion of certain factors that you should consider before investing in these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               PROSPECTUS SUMMARY

     This summary highlights important information about our business and about this offering. Because it's a summary, it doesn't contain all the information you should consider. Therefore, please read the entire prospectus.

     As used in this prospectus, "China" refers to all parts of the People's Republic of China other than the Special Administrative Region of Hong Kong. The terms "Bonso," "we," "our," "us," and the "Company" refer to Bonso Electronics International Inc. and, where the context so requires or suggests, our direct and indirect subsidiaries. References to "dollars" or "$" are to United States Dollars. "HK$" are to Hong Kong Dollars, "Euros" or "(euro)" are to the European Monetary Union's Currency, "GPB" are to British Pounds, "RMB" are to Chinese Renminbi and "CDN" are to Canadian Dollars. All outstanding share data excludes 1,064,500 shares reserved for issuance upon exercise of stock options which may be granted in the future under our 1996 Stock Option Plan, 1996 Non-Employee Directors' Stock Option Plan or our 2004 Stock Option Plan.


Shares for Resale

     Under this post-effective amendment, we are registering for resale by certain selling shareholders 573,226 outstanding shares of common stock. These shares may be offered and sold from time to time by selling shareholders.


The Company

     We design, develop, produce and sell electronic sensor-based and wireless products for private label Original Equipment Manufacturers (individually "OEM" or collectively "OEMs") and Original Design Manufacturers (individually "ODM" or collectively "ODMs"). Bonso Electronics International Inc. was formed on August 8, 1988 as a limited liability International Business Company under the laws of the British Virgin Islands under the name "Golden Virtue Limited." On September 14, 1988, we changed our name to Bonso Electronics International, Inc. We operate under the International Business Companies Ordinance, 1984, of the British Virgin Islands.

     As part of our ongoing expansion of the sensor-based product business, effective as of August 1, 2002, we acquired 51% of the equity of Gram Precision Scales, Inc. ("Gram Precision") from a third party for approximately $231,000 in cash, a promissory note in the gross amount of $231,000, and the issuance of 125,000 shares of our common stock valued at approximately $300,000. The purchase price was determined through arms-length negotiations between us and the third party, which negotiations took into consideration Gram Precision's business, financial position, operating history, products, intellectual property and other factors relating to Gram Precision's business. Gram Precision is primarily engaged in the distribution and marketing of pocket scales in the United States, Canada, and Europe.

     Effective as of May 1, 2001 we acquired 100% of the equity of KORONA Haushaltswaren GmbH & Co. KG ("Korona"). We originally acquired Korona for approximately $3,634,000. Augusta exercised its option to redeem the stock it received as part of the purchase price for a promissory note. While we disputed Augusta's exercise of the option, the Arbitration Panel has issued a Final Award holding Bonso liable to Augusta.

     Korona markets consumer scale products throughout Europe to retail merchandisers and distributors. These products feature contemporary designs using the latest materials and attractive packaging. Since 2000, we have manufactured a portion of Korona's product line under an Original Design Manufacturers agreement and are familiar with Korona's stature in Europe and its potential for wider global distribution.

     Our corporate administrative matters are conducted through our registered agent, HWR Services Limited, P.O. Box 71, Road Town, Tortola, British Virgin Islands. Our principal executive offices are located at Unit 1106 - 1110, 11/F, Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong. Our telephone number is 852-2605-5822, our facsimile number is 852-2691-1724, our e-mail address is info@bonso.com and our website is www.bonso.com. Our registered agent in the United States is Henry F. Schlueter, Esq., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265.

Shares Being Offered for Resale

Shares offered ...  Five hundred seventy three thousand two hundred and twenty
  for resale        six (573,226) shares of common stock currently issued and
                    outstanding. These shares may be offered and sold from time to time by selling shareholders.

Nasdaq symbols ...  Common Shares ..  BNSO

Advisers and Auditors

Legal Advisors ...  Schlueter & Associates, P.C.
                    1050 Seventeenth Street, Suite 1700
                    Denver, Colorado 80265
                    U.S.A.
                    Telephone: (303) 292-3883

                    Harney Westwood & Riegels
                    Craigmuir Chambers
                    P.O. Box 71
                    Road Town, Tortola
                    British Virgin Islands
                    (284) 494-2233

Auditors for
Bonso Electronics
International Inc.  PricewaterhouseCoopers
                    22nd Floor Prince's Building
                    Central
                    Hong Kong
                    Telephone: (852) 2289-8888
                    Member of the Hong Kong
                    Society of Accountants

                                  RISK FACTORS

     Investment In The Securities Offered Through This Prospectus Involves A High Degree Of Risk. Please Carefully Consider The Following Risk Factors, Along With The Other Information Contained In This Prospectus.

Political, Legal, Economic and Other Uncertainties of Operations in China and Hong Kong

     We Could Face Increased Currency Risks If China Does Not Maintain The Stability Of The Hong Kong Dollar. The Hong Kong Dollar and the United States Dollar have been fixed at approximately 7.80 Hong Kong Dollars to 1.00 U.S. Dollars since 1983. The Chinese government expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong was transferred to China. If the current exchange rate mechanism is changed, we face increased currency risks, which could have a material adverse effect upon the Company.

         We Face Significant Risks If The Chinese Government Changes Its Policies, Laws, Regulations, Tax Structure, Or Its Current Interpretations Of Its Laws, Rules And Regulations Relating To Our Operations In China. Our manufacturing facility is located in China. As a result, our operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations, confiscatory taxation, changes in employment restrictions, restrictions on imports and sources of supply, import duties, corruption, currency revaluation or the expropriation of private enterprise could materially and adversely affect us. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business operations in China could be adversely affected. We could even be subject to the risk of nationalization, which could result in the total loss of investment in that country. Following the Chinese government's policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. If for any reason we were required to move our manufacturing operations outside of China, our profitability would be substantially impaired, our competitiveness and market position would be materially jeopardized and we might have to discontinue our operations.

     We Face Risks By Operating In China, Because The Chinese Legal System Relating To Foreign Investment And Foreign Operations Like Bonso's Is Evolving And The Application Of Chinese Laws Is Uncertain. The legal system of China relating to foreign investments is continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law. Continued uncertainty relating to the laws in China could have a material adverse effect upon is and our operations in China.

     We Could Be Adversely Affected If China Changes Its Economic Policies In The Shenzhen Special Economic Zone Where We Operate. In August 1980, the Chinese government passed "Regulations for The Special Economy Zone of Guang Dong Province" and officially designated a portion of Shenzhen as The Shenzhen Special Economy Zone. Foreign enterprises in these areas benefit from greater economic autonomy and special tax incentives enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on us. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of these disparities could affect the political or social stability of China, which could have a material adverse effect us and our operations near Shenzhen.

     Controversies Affecting China's Trade With The United States Could Harm Our Results Of Operations Or Depress Our Stock Price. While China has been granted permanent most favored nation trade status in the United States through its entry into the World Trade Organization, controversies between the United States and China may arise that threaten the status quo involving trade between the United States and China. These controversies could materially and adversely affect our business by, among other things, causing our products in the United States to become more expensive resulting in a reduction in the demand for our products by customers in the United States, which would have a material adverse effect upon us and our results of operations. Further, political or trade friction between the United States and China, whether or not actually affecting our business, could also materially and adversely affect the prevailing market price of our common shares.

     If Our Sole Factory Were Destroyed Or Significantly Damaged As A Result of Fire Or Some Other Natural Disaster, We Would Be Adversely Affected. All of our products are currently manufactured at our manufacturing facility located in Shenzhen, China. Fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. We currently maintain property damage insurance aggregating approximately $23,660,000 covering our stock in trade, goods and merchandise, furniture and equipment and buildings. We do not maintain business interruption insurance. Investors are cautioned that material damage to, or the loss of, our factory due to fire, severe weather, flood or other act of God or cause, even if insured, could have a material adverse effect on our financial condition, results of operations, business and prospects.

     Our Results Could Be Harmed If We Have To Comply With New Environmental Regulations. Our operations create some environmentally sensitive waste that may increase in the future depending on the nature of our manufacturing operations. The general issue of the disposal of hazardous waste has received increasing attention from the PRC national and local governments and foreign governments and agencies and has been subject to increasing regulation. Our business and operating results could be materially and adversely affected if we were to increase expenditures to comply with environmental regulations affecting our operations.

Risk Factors Relating to Our Business

     We Depend Upon Our Largest Customers For A Significant Portion Of Our Sales Revenue, And We Cannot Be Certain That Sales To These Customers Will Continue. If Sales To These Customers Do Not Continue, Then Our Sales Will Decline And Our Business Will Be Negatively Impacted. Traditionally, we have relied upon 3-4 customers for a significant portion of our sales during the fiscal year. One major customer accounted for approximately 22% of our sales in the fiscal year ended March 31, 2002, four customers accounted for approximately 37% in the fiscal year ended March 31, 2003, with one customer accounting for 25% of our sales and six customers accounted for approximately 65% of our sales during the fiscal year ended March 31, 2004. We do not enter into long-term contracts with our customers, but manufacture based upon purchase orders and therefore cannot be certain that sales to these customers will continue. The loss of any of our largest customers would likely have a material negative impact on our sales revenue and our business.

     Defects In Our Products Could Impair Our Ability To Sell Our Products Or Could Result In Litigation And Other Significant Costs. Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation, which could result in significant costs to us and could impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins.

     Since certain of our products are used in applications that are integral to our customers' businesses, errors, defects, or other performance problems could result in financial or other damages to our customers, which would likely result in adverse effect upon our business with these customers. If we were involved in any product liability litigation, even if it were unsuccessful, would be time consuming and costly to defend. Further, our product liability insurance may not be adequate to cover claims.

     Our Sales Through Retail Merchants Result In Seasonality And Susceptibility To A Downturn In The Retail Economy And Sales Variances Resulting From Retail Promotional Programs. With the acquisition of Korona, a significant portion of our net sales involve sales of bathroom and kitchen scales to retail merchants in Europe. In addition, many of our other customers sell to retail merchants. Accordingly, these portions of our customer base are susceptible to a downturn in the retail economy. A greater number of our sales of scales and telecommunications products occur between the months of April and September for shipment in the summer in preparation of the Christmas holiday. Throughout the remainder of the year, our products do not appear to be subject to significant seasonal variation. However, past sales patterns may not be indicative of future performance. A significant portion of our sales in Europe are attributable to the promotional programs of our retail industry customers. These promotional programs result in significant orders by customers who do not carry our products on a regular basis. Promotional programs often involve special pricing terms or require us to spend funds to have our products promoted. We cannot assure you that promotional purchases by our retail industry customers will be repeated regularly, or at all. Further, our promotional sales could cause our quarterly results to vary significantly. The reduction in promotional purchases would likely have a material adverse effect upon our results of operations.

     Our Customers Are Dependent On Shipping Companies For Delivery Of Our Products And Interruptions To Shipping Could Materially And Adversely Affect Our Business And Operating Results. Typically, we sell our products either F.O.B. Hong Kong or Yantian (Shenzhen) and our customers are responsible for the transportation of products from Hong Kong or Yantian (Shenzhen) to their final destinations. Our customers rely on a variety of carriers for product transportation through various world ports. A work stoppage, strike or shutdown of one or more major ports or airports could result in shipping delays materially and adversely affecting our customers, which in turn could have a material adverse effect on our business and operating results. Similarly, an increase in freight surcharges due to rising fuel costs or general price increases could materially and adversely affect our business and operating results.

     Customer Order Estimates May Not Be Indicative Of Actual Future Sales. Some of our customers have provided us with forecasts of their requirements for our products over a period of time. We make many management decisions based on these customer estimates, including purchasing materials, hiring personnel, and other matters that may increase our production capacity and costs. If a customer reduces its orders from prior estimates after we have increased our production capabilities and costs, this reduction may decrease our net sales and we may not be able to reduce our costs to account for this reduction in customer orders. Many customers do not provide us with forecasts of their requirements for our products. If those customers place significant orders, we may not be able to increase our production quickly enough to fulfill the customers' orders. The inability to fulfill customer orders could damage our relationships with customers and reduce our net sales.

     Pressure By Our Customers To Reduce Prices And Agree To Long-Term Supply Arrangements May Cause Our Net Sales Or Profit Margins To Decline. Our customers are under pressure to reduce prices of their products. Therefore, we expect to experience pressure from our customers to reduce the prices of our products. Our customers frequently negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to price reductions before we can determine if we can achieve the assumed cost reductions. We believe we must reduce our manufacturing costs and obtain higher volume orders to offset declining average sales prices. If we are unable to offset declining average sales prices, our gross profit margins will decline which would have a material adverse effect upon our results of operations.

     We Depend Upon Our Key Personnel And The Loss Of Any Key Personnel, Or Our Failure To Attract And Retain Key Personnel, Could Adversely Affect Our Future Performance, Including Product Development, Strategic Plans, Marketing And Other Objectives. The loss or failure to attract and retain key personnel could significantly impede our performance, including product development, strategic plans, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, but particularly upon Anthony So our President, Secretary, Treasurer and Chairman of the Board. We do not have key man life insurance on Mr. So. To the extent that the services of Mr. So would be unavailable to us, we would be required to obtain another person to perform the duties Mr. So otherwise would perform. We may be unable to employ another qualified person with the appropriate background and expertise to replace Mr. So on terms suitable to us.

     We Face The Pressures Of A Competitive Industry. Our business is in an industry that is highly competitive, and many of our competitors, both local and international, have substantially greater technical, financial and marketing resources than we have. We compete with scale manufacturers in the Far East, the United States, and Europe. We believe that our principal competitor in the scale market is Measurement Specialties, Inc. and principal competitors in the telecommunications market are other OEM manufacturers; however, as a contract and OEM and original design manufacturer, we compete with all companies engaged in the contract and OEM business. Further, subsequent to the acquisitions of Korona and Gram Precision, we compete with distributors of scales in Europe and Canada. Both the scale and the telecommunications markets are highly competitive and we face pressures on pricing and lower margins as evidenced by the decline in margins that we have experienced with our telecommunications products. Lower margins may affect our ability to cover our costs which could have a material negative impact on our operations and our business.

     We Are Controlled By Our Management, Whose Interest May Differ From Those Of The Other Shareholders. At the present time, Mr. Anthony So, our founder and President, beneficially owns approximately 35.55% of the outstanding shares of common stock, including shares underlying his outstanding options, or 28.39% without including his outstanding options. Due to his stock ownership, Mr. So may be in a position to elect the board of directors and, therefore, to control our business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities. Mr. So may be able to prevent or cause a change in control. We also may be prevented from entering into transactions that could be beneficial to us without Mr. So's consent. The interest of our largest shareholder may differ from the interests of other shareholders.

     Our Operating Results And Stock Price Are Subject To Wide Fluctuations. Our quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross profit and profitability. This could result from any one or a combination of factors, many of which are beyond our control. Results of operations in any period should not be considered indicative of results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of our common stock.

     Our Results Could be Affected By Changes In Currency Exchange Rates. Changes in currency rates involving the Canadian Dollar, Hong Kong dollar, Chinese Renminbi, British Pounds or the Euro could increase our expenses.

     During the fiscal years ended March 31, 2004 and 2003, our financial results were affected by currency fluctuations, resulting in a total foreign exchange gain of $15,081 and a loss of $96,592, respectively. Generally, our revenues are collected in United States Dollars, Euros and Canadian Dollars. Our costs and expenses are paid in United States Dollars, Canadian Dollars, Hong Kong Dollars, British Pound, Euros and Chinese Renminbi. We face a variety of risks associated with changes among the relative value of these currencies. An appreciation of the Canadian Dollar, Chinese Renminbi, Hong Kong Dollar British Pound, or the Euro against the U.S. Dollar would increase our expenses when translated into U.S. Dollars and could materially and adversely affect our margins and results of operations. In addition, a significant devaluation in the Canadian Dollar, Chinese Renminbi, Hong Kong Dollar, British Pound or Euro could have a material adverse effect upon our results of operations if it destabilizes the economy of Canada, China, Hong Kong, Great Britain or the European Union.

     Protection And Infringement Of Intellectual Property. Except for one patent held by Gram Precision, the trademark for the KORONA and fifteen trademarks currently held by Gram Precision, we have no patents, licenses, franchises, concessions or royalty agreements that are material to our business. We have obtained a trademark registration in Hong Kong and China for the marks BONSO and MODUS in connection with certain electronic apparatus. Unauthorized parties may attempt to copy aspects of our products or trademarks or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. Our means of protecting our proprietary rights may not be adequate. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our failure to adequately protect our proprietary rights may allow third parties to duplicate our products or develop functionally equivalent or superior technology. In addition, our competitors may independently develop similar technology or design around our proprietary intellectual property.

     Further, we may be notified that we are infringing patents, trademarks, copyrights or other intellectual property rights owned by other parties. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. Any litigation, even without merit, could result in substantial costs and diversion of resources and could have a material adverse affect on our business and results of operations.

     Cancellations Or Delays In Orders Could Materially And Adversely Affect Our Gross Margins And Operating Income. Sales to our OEM customers are primarily based on purchase orders we receive from time to time rather than firm, long-term purchase commitments. Although it is our general practice to purchase raw materials only upon receiving a purchase order, for certain customers we will occasionally purchase raw materials based on such customers' rolling forecasts. Further, during times of potential component shortages we have purchased, and may continue to purchase, raw materials and component parts in the expectation of receiving purchase orders for products that use these components. In the event actual purchase orders are delayed, are not received or are cancelled, we would experience increased inventory levels or possible write-downs of raw material inventory that could materially and adversely affect our business and operating results.

     We Generally Have No Written Agreements With Suppliers To Obtain Components And Our Margins And Operating Results Could Suffer From Increases In Component Prices. We are typically responsible for purchasing components used in manufacturing products for our customers. We generally do not have written agreements with our suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from the orders of our customers. Further, prices of components have increased recently based upon the increase in oil prices and what management believes to be a high worldwide demand for components used in the manufacturing of our products. Accordingly, additional increases in component prices could materially and adversely affect our gross margins and results from operations.

Certain Legal Consequences of Foreign Incorporation and Operations

     Judgments Against The Company And Management May Be Difficult To Obtain Or Enforce. We are a holding corporation organized as an International Business Company under the laws of the British Virgin Islands and our principal operating subsidiary is organized under the laws of Hong Kong. Our principal executive offices are located in Hong Kong, Korona is located in Germany and Gram Precision is located in Canada. Outside the United States, it may be difficult for investors to enforce judgments obtained against us in actions brought in the United States, including actions predicated upon the civil liability provisions of federal securities laws. In addition, most of our officers and directors reside outside the United States and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against the Company or these persons judgments predicated upon the liability provisions of United States federal securities laws. Our Hong Kong counsel and our British Virgin Islands counsel have advised that there is substantial doubt as to the enforceability against us or any of our directors or officers in original actions or in actions for enforcement of judgments of United States courts in claims for liability based on the civil liability provisions of federal securities laws.

     Because We Are Incorporated In The British Virgin Islands, You May Not Have The Same Protections As Shareholders Of U.S. Corporations. We are organized under the laws of the British Virgin Islands. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of our management, directors and controlling shareholders and the rights of our shareholders differ from, and may not be as protective of shareholders as, those that would apply if we were incorporated in a jurisdiction within the United States. Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum or Articles of Association and certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations and the sale or transfer of assets. In addition, there is doubt that the courts of the British Virgin Islands would enforce liabilities predicated upon United States federal securities laws.

     Future issuances of preference shares could materially and adversely affect the holders of our common shares or delay or prevent a change of control. On October 10, 2001, our shareholders approved the amendment to our Memorandum and Articles of Association to create from time to time and issue an aggregate of 10,000,000 shares of preferred stock in four classes. While currently no preferred shares are issued or outstanding, we may issue preferred shares in the future. Future issuance of preferred shares could materially and adversely affect the rights of the holders of our common shares or delay or prevent a change of control.

     Our Shareholders Do Not Have The Same Protections Or Information Generally Available To Shareholders Of U.S. Corporations Because The Reporting Requirements For Foreign Private Issuers Are More Limited Than Those Applicable To Public Corporations Organized In The United States. We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are not subject to certain provisions of the Exchange Act applicable to United States public companies including: the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within six months or less). Because we are not subject to these rules, our shareholders are not afforded the same protections or information generally available to investors in public companies organized in the United States.

     Our Board's Ability To Amend Our Charter Without Shareholder Approval Could Have Anti-Takeover Effects That Could Prevent A Change In Control. As permitted by the law of the British Virgin Islands, our Memorandum and Articles of Association, which are the terms used in the British Virgin Islands for a corporation's charter and bylaws, may be amended by our board of directors without shareholder approval provided that a majority of our independent directors do not vote against the amendment. This includes amendments to increase or reduce our authorized capital stock. Our board's ability to amend our charter documents without shareholder approval could have the effect of delaying, deterring or preventing a change in control of Bonso, including a tender offer to purchase our common shares at a premium over the then current market price.

     We May Not Pay Dividends In The Future. Although we have declared dividends during the fiscal years ended March 31, 2001 and 2002 and on April 2, 2003 and July 13, 2004, we may not be able to declare dividends or may decide not to declare dividends in the future. We will determine the amounts of any dividends when and if they are declared, in the future at the time of declaration.

     If there is an adverse outcome in litigation in Jefferson County Colorado that has been filed against us, our business could be seriously harmed. On or about August 20, 2003, Bonso and three of Bonso's directors were served with a copy of a Complaint filed on July 23, 2003 in District Court of Jefferson County, State of Colorado. For further information, see "Legal Proceedings." The Complaint alledges, among other claims, that certain of Bonso's officers and directors breached their fiduciary duties of care, loyalty, and good faith by causing Bonso, through its directors, to disseminate to the market materially misleading and inaccurate information and its failure to correct such information. The plaintiffs have filed an amended complaint alledging derivative claims for breaches of fiduciary duties for: (i) insider selling and misappropriation of information, (ii) dissemination of misleading and inaccurate information and (iii) waste of corporate assets against certain of our officers and directors. The ultimate outcome of this litigation cannot be presently determined. Any adverse determination in this litigation could also subject us to significant liabilities, any or all of which could materially and adversely affect our business and operating results.

Risks Relating to this Offering

     Future Sales Of Restricted Shares Into The Public Market Could Depress The Market Price Of The Common Stock. Approximately 2,993,772 outstanding shares of our common stock are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, they may be sold into the public market under certain conditions. Further, there are outstanding 1,064,500 shares for issuance upon exercise of stock options which may be granted in the future under our existing stock option plans. It is possible that, when permitted, the sale to the public of the restricted shares or the shares acquired upon exercise of the options, could have a depressing effect on the price of the common stock. Further, future sales of these shares and the exercise of these options could adversely affect our ability to raise capital in the future.

     Because The Market Price Of Our Common Stock Fluctuates, You May Not Be Able To Sell Your Shares Of Common Stock For What You Paid For Them. The markets for equity securities have been volatile and the price of our common stock has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, sales of common stock by officers, directors and principal shareholders, general market trends and other factors. Therefore, you may not be able to sell your stock for what you paid for it.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission requires us to both "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents, and to deliver with this prospectus copies of certain documents previously filed with the Commission on our behalf. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference our annual report on Form 20-F, for the fiscal year ended March 31, 2004 filed with the Commission on August 13, 2004. This document is also delivered with this prospectus. This prospectus is part of a registration statement we filed with the Commission.

     We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus but not delivered with this prospectus. You should direct your request for these filings to Henry F. Schlueter, Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265; (303) 292-3883. You may also obtain these filings electronically at the Commission's worldwide website at http://www.sec.gov/edgarhp/htm.

     You should rely only on the information incorporated by reference, contained in the documents delivered with this prospectus or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                           FORWARD-LOOKING STATEMENTS

     Any statements in this prospectus which discuss our expectations, intentions and strategies for the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by such words or phrases as "anticipate," "believe," "estimate," "expect," "intend," "project," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected" or similar expressions. These statements are based on information available to us on the date of this prospectus and we assume no obligation to update them. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Several factors could cause future results to differ materially from those expressed in any forward-looking statements in this prospectus including, but not limited to:

o Timely development, market acceptance and warranty performance of new products
o    Impact of competitive products and pricing
o    Continuity of trends
o    Customers' financial condition
o    Continuity of sales to major customers
o Interruptions of suppliers' operations affecting availability of component materials at reasonable prices
o    Potential emergence of rival technologies
o    Success in integrating and operating Korona and Gram Precision
o    Fluctuations in foreign currency exchange rates
o    Uncertainties of doing business in China and Hong Kong
o Such additional risks and uncertainties as are detailed from time to time in the Company's reports and filings with the Commission.

     Assumptions relating to these factors involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. We intend that the forward-looking statements contained in this prospectus be subject to the safe harbors created by Section 27A of the Securities Act and
Section 21E of the Exchange Act.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                         CAPITALIZATION AND INDEBTEDNESS

     The following table sets forth our capitalization as of March 31, 2004. In addition, there have not been any major subsequent events since March 31, 2004, and accordingly no adjustments have been included in the capitalization set forth below. This table should be read in conjunction with the more detailed information and financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2004, which has been incorporated by reference into this prospectus.

--------------------------------------------------------------------------------
                                 March 31, 2004
--------------------------------------------------------------------------------
                                    (Audited)
--------------------------------------------------------------------------------
----------------------------------------------------- --------------------------
Long-term debt and capital lease obligations, net                 $1,158,081
    of current maturities(1), (2)
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Redeemable common stock, par value $0.003; 180,726                 1,445,808
shares issued and outstanding(2)
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Shareholders' equity:                                                  0
Preferred stock par value $0.01 per share
10,000,000 shares authorized; no shares issued and
outstanding
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Common stock, $0.003 par value; 23,333,334 shares                     16,579
    authorized; 5,708,365 shares issued and
    outstanding
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Additional paid-in capital                                        21,665,801
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Retained earnings                                                  8,515,793
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Accumulated other comprehensive income                               552,469
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Common stock held in treasury, at cost                                 0
----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------

----------------------------------------------------- --------------------------
----------------------------------------------------- --------------------------
Total long term liabilities, redeemable common                   $33,344,531
    stock and shareholders' equity
----------------------------------------------------- --------------------------

(1) We have banking facilities through our wholly owned Hong Kong based operating company-Bonso Electronics Ltd. ("BEL"), our 51% owned subsidiary Gram Precision Scales Inc. and our wholly-owned subsidiary KORONA Haushaltswaren GmbH & Co. KG ("Korona"). The Company's banking facilities are secured by certain of our leasehold properties with a net book value of $2,962,207, bank guarantees of $5,124,430, and restricted cash deposits in the approximate amount of $4,337 at March 31, 2004, respectively. Further, the banking facilities are collateralized by a legal charge over certain assets of one of Bonso's subsidiaries and a personal guarantee by a director of one of Bonso's subsidiaries. The Company's banking facilities are guaranteed by Bonso Electronics International Inc.

(2) Since Augusta exercised the redemption option prior to March 31, 2002, we have adjusted the carrying amount of the redeemable common stock to its full redemption amount as of March 31, 2002 of $1,445,808. The adjustment of approximately $542,178 to accrete to the value of the promissory note of $1,445,808 was treated as an adjustment to the original purchase price and resulted in the recognition of goodwill of approximately $204,217. Any final amendment to the redemption amount resulting from the outcome of our legal proceeding with Augusta will result in a subsequent adjustment to this goodwill amount. If required to redeem the stock, we anticipate using internally generated funds for the redemption. Further, although this would be a significant cash expenditure for us, we do not believe making that this would have a material adverse effect upon our results of operations.

                              THE OFFER AND LISTING

Market and Price Range of Common Stock

     Our common stock is traded only in the United States over-the-counter market. It is quoted on the NASDAQ-National Market System under the trading symbol "BNSO." The following table sets forth, for the periods indicated, the range of high and low closing sales prices per share reported by NASDAQ. The quotations represent prices between dealers and do not include retail markup markdown or commissions and may not necessarily represent actual transactions.

     The following table sets forth the high and low sale prices for each of the last five years:

                   Period                           High               Low
                   ------                           ----               ---

     April 1, 1999 to March 31, 2000               $19.875            $5.75
     April 1, 2000 to March 31, 2001               $17.5625           $6.00
     April 1, 2001 to March 31, 2002                $7.625            $2.38
     April 1, 2002 to March 31, 2003                $3.45             $1.41
     April 1, 2003 to March 31, 2004                $9.71             $1.70

     The following table sets forth the high and low sale prices during each of the quarters in the two-year period ended March 31, 2004.

                   Period                            High              Low
                   ------                            ----              ---

     April 1, 2002 to June 30, 2002                 $3.45             $2.52
     July 1, 2002 to September 30, 2002             $2.90             $1.80
     October 1, 2002 to December 31, 2002           $2.59             $1.41
     January 1, 2003 to March 31, 2003              $2.39             $1.61
     April 1, 2003 to June 30, 2003                 $6.40             $1.77
     July 1, 2003 to September 30, 2003             $4.99             $2.19
     October 1, 2003 to December 31, 2003           $9.71             $4.05
     January 1, 2004 to March 31, 2004              $9.65             $5.68

     The following table sets forth the high and low sale prices during each of the most recent six months.

          Period                                     High              Low
          ------                                     ----              ---

     January 2004                                   $9.65             $7.94
     February 2004                                  $8.92             $6.46
     March 2004                                     $7.49             $5.68
     April 2004                                     $8.28             $6.48
     May 2004                                       $6.22             $5.16
     June 2004                                      $6.00             $5.03

                             Selling Securityholders

         The following table sets forth

     (0) the number of shares of our common stock owned of record and beneficially by the selling securityholders as of the date of this prospectus

     (0) the number of shares of our common stock that are to be offered and sold by the selling securityholders from time to time under this prospectus, and

     (0) the number of shares of our common stock to be owned by the selling securityholders after the offering, assuming the sale of all 573,226 of the shares of our common stock by the selling securityholders.

                             Shares Beneficially                    Shares Beneficially
             Selling                Owned          Shares to be            Owned              % Owned
         Securityholder       Prior to Offering       Offered         After Offering      After Offering
         --------------       -----------------       -------         --------------      --------------

J. Stewart Jackson                 502,575             350,000            152,575               2.65%

Augusta Technologie AG             180,726             180,726                  0                0.0%

Mohan Thadani                           --              42,500(1)               0                0.0%

--------------------------------
(1) 125,000 shares were originally registered on SEC File No. 333-. 333-97795. Mr. Thadani has since sold 82,500 shares of common stock.

     J. Stewart Jackson is a member of our board of directors. An aggregate of 40,000 of the shares beneficially owned by Mr. Jackson underlie options that were issued to Mr. Jackson as a non-employee director. All of the shares listed above as owned by Augusta Technologie AG are currently outstanding and were issued as partial consideration for KORONA. All of the shares listed above as owned by Mohan Thadani are currently outstanding and were issued as partial consideration for the acquisition of 51% of Gram Precision.

Plan of Distribution

     You may resell the shares of common stock from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market or the Nasdaq National Market, respectively, in negotiated transactions or through other methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. You may sell the common stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discount, concessions or commissions from you and/or the purchasers of the shares of common stock.

     You and any broker-dealers that act as a principal in connection with the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act. You may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against some forms of liability, including liability arising under the Securities Act. We will not receive any proceeds from the sales of shares of common stock by you. Transactions involving the shares of common stock or even the potential of such sales, may have an adverse effect on the market price of our common stock.

     We have agreed to pay all expenses incurred in connection with the registration of the securities we are offering. You will be responsible to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with your sale of the common stock.

     In order to comply with certain states' securities laws, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless it has been registered or qualified for sale in any of those states, or unless an exemption from registration or qualification is available and is obtained.

Expenses of the Issue

     The following table sets forth the estimated expenses in connection with this registration:


SEC Registration Fees ..........................................         $ 1,519
Nasdaq Application and Entry Fees ..............................         $44,750
Printing Registration Statement, Prospectus
   and Related Documents .......................................         $ 3,000
Accounting Fees and Expenses ...................................         $30,000
Legal Fees .....................................................         $20,000
Legal Expenses .................................................         $ 5,000
Transfer Agent Fees and Expenses ...............................         $ 1,500
Miscellaneous ..................................................         $   500
                                                                         -------

Total ..........................................................         $76,269
                                                                         =======

                         DIRECTORS AND SENIOR MANAGEMENT

          Our board of directors and executive officers are listed below:

Name                          Age     Position with Bonso
----                          ---     -------------------

Anthony So                    60      President, Chief Executive
                                      Officer, Secretary,
                                      Treasurer, Chief Financial Officer,
                                      Chairman of the Board and Director
Kim Wah Chung                 46      Director of Engineering and Research and
                                      Development and Director
Cathy Kit Teng Pang           42      Director of Finance and Director
Woo-Ping Fok                  55      Director
J. Stewart Jackson, IV        68      Director
George O'Leary                66      Director
Henry F. Schlueter            53      Director and Assistant Secretary

     ANTHONY SO is the founder of Bonso. He is our Chief Executive Officer and Chief Financial Officer and has been our President, Chairman of the Board of Directors and Treasurer since inception, and our Secretary since July 1991. Mr. So received his BSE degree in civil engineering from National Taiwan University in 1967 and a master's degree in business administration ("MBA") from the Hong Kong campus of the University of Hull, Hull, England in 1994. Mr. So has been Chairman of the Hong Kong GO Association since 1986, and also served as Chairman of the Alumni Association of National Taiwan University for the 1993-1994 academic year. Mr. So has served as a trustee of the Chinese University of Hong Kong, New Asia College since 1994.

     KIM WAH CHUNG has been a director since September 21, 1994. Mr. Chung has been employed by us since 1981 and currently holds the position of Director of Engineering and Research and Development. Mr. Chung is responsible for all research projects and product development. Mr. Chung's entire engineering career has been spent with Bonso, and he has been involved in all of our major product developments. Mr. Chung graduated with honors in 1981 from the Chinese University of Hong Kong with a Bachelor of Science degree in electronics.

     CATHY KIT TENG PANG has been a director of Bonso since January 1, 1998. Ms. Pang was first employed by us as Financial Controller in December 1996 and was promoted to Director of Finance on April 1, 1998. Ms. Pang was employed as an auditor in an international audit firm from 1987 to 1991, at which time she joined a Hong Kong listed company as Assistant Financial Controller. From 1994 until she joined us in 1996, she was employed as Deputy Chief Accountant in a management and property development company in Hong Kong and China. Ms. Pang has a Bachelor of Business Administration degree from York University in Toronto, Canada. She is a member of the American Institute of Certified Public Accountants and of the Hong Kong Society of Accountants.

     WOO-PING FOK was elected to our Board of Directors on September 21, 1994. Mr. Fok has practiced law in Hong Kong since 1991 and is a partner with Wong & Fok. Mr. Fok's major areas of practice include conveyancing or real property law, corporations and business law, commercial transactions and international trade with a special emphasis in China trade matters. Mr. Fok was admitted to the Canadian Bar as a Barrister & Solicitor in December 1987 and was a partner in the law firm of Woo & Fok, a Canadian law firm with its head office in Edmonton, Alberta, Canada. In 1991, Mr. Fok was qualified to practice as a Solicitor of England & Wales, a Solicitor of Hong Kong and a Barrister & Solicitor of Australian Capital Territory.

     J. STEWART JACKSON IV has been a director since January 10, 2000. From 1962 until its merger with Republic Industries in 1996, Mr. Jackson served in various management capacities, including president, of Denver Burglar Alarm Co., Inc., a business founded by his family. In addition, in the mid-1960's, Mr. Jackson founded Denver Burglar Alarm Products, a separate company which invented, patented, manufactured, distributed and installed contained ionization smoke detectors and which was later sold to a conglomerate manufacturer. After the merger of Denver Burglar Alarm Co., Inc., Mr. Jackson founded Jackson Burglar Alarm Co., Inc., of which he is currently president. Mr. Jackson served on the advisory board of directors for Underwriter's Laboratories for burglar and fire alarm systems for 25 years and has been an officer in the Central Station Protection Association, which, along with the National Burglar Alarm Association, was formed by his family in the late 1940's. Mr. Jackson graduated from the University of Colorado in 1962 with a degree in Business Management and Engineering.

     GEORGE O'LEARY has been a director since January 1997. From November 1994 to the present time, Mr. O'Leary has been President of Pacific Rim Products, Newport Beach, California, a trading company that provides offshore sourcing alternatives to U.S. based electronics companies. For eight years prior to 1994, Mr. O'Leary was President, CEO and a director of Micro General Corporation, Santa Ana, California, a manufacturer and distributor of mechanical and electronic scale products. For eight years prior to that, Mr. O'Leary was Vice President and General Manager of Lanier Business Products, Atlanta, Georgia, a manufacturer and distributor of office products. Mr. O'Leary has a Bachelor of Science degree in Electrical Engineering from Northeastern University, Boston, Massachusetts.

     HENRY F. SCHLUETER has been a director since October 2001, and has been our Assistant Secretary since October 6, 1988. Since 1992, Mr. Schlueter has been the Managing Director of Schlueter & Associates, P.C., a law firm, practicing in the areas of securities, mergers and acquisitions, finance and corporate law. Mr. Schlueter has served as our United States corporate and securities counsel since 1988. From 1989 to 1991, prior to establishing Schlueter & Associates, P.C., Mr. Schlueter was a partner in the Denver, Colorado office of Kutak Rock (formerly Kutak, Rock & Campbell), and from 1984 to 1989, he was a partner in the Denver office of Nelson & Harding. Mr. Schlueter is a member of the American Institute of Certified Public Accountants, the Colorado Society of CPA's, the Colorado and Denver Bar Associations and the Wyoming State Bar.

     There are no family relationships between any of our directors and executive officers.

     No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer. Our directors are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the Board of Directors.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 23,333,334 shares of common stock, $0.003 par value per share.

     Holders of common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. Holders of common stock are entitled to receive dividends if and when declared by the board of directors out of funds legally available therefor under British Virgin Islands law. In the event of the liquidation of the company, all assets available for distribution to the holders of the common stock are distributable among them according to their respective holdings. Holders of common stock have no preemptive rights to purchase any additional, unissued shares of common stock. All of the outstanding shares of common stock of the company are, and those to be issued pursuant to this offering will be, fully paid and non-assessable.

     Under our Memorandum and Articles of Association and the laws of the British Virgin Islands, our Memorandum and Articles of Association may be amended by the board of directors without shareholder approval. This includes amendments increasing or reducing the authorized capital stock of the company and increasing or reducing the par value of our shares. The board of directors may also increase the capital of the company without shareholder approval by transferring a portion of the company's surplus to capital or reduce the company's capital by transferring a portion of the company's capital to surplus. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the company without any further action by the shareholders, including but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of the minority shareholders may not be as protective in all circumstances as the laws protecting minority shareholders in United States jurisdictions. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e., in the name of and for the benefit of the company, and to sue the company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any action may be brought and the procedures and defenses that may be available with respect to any action may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a United States company.

Preferred Stock

     Under our Memorandum and Articles of Association, we are authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, $.01 par value, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Shares may be issued within each class from time to time by our board of directors in its sole discretion without the approval of the shareholders with such designations, powers, preferences, rights, qualifications, limitations and restrictions as have not been fixed in our Memorandum of Association. As of the date of this prospectus, no shares of preferred stock have been issued.

Transfer Agent

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue #200, Glendale, California 91204.

Reports to Shareholders

     We intend to furnish annual reports to shareholders which include audited financial statements reported on by our independent accountants and quarterly reports for each of our first three quarters which contain unaudited financial statements. We will continue to comply with the periodic reporting requirements imposed on foreign issuers by the Exchange Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 5,728,365 (including 180,726 shares that are disputed and may be repurchased) shares of common stock outstanding. Of these, approximately 3,235,993 shares of common stock, other than shares held by our affiliates, will be freely transferable and tradeable without restriction under the Securities Act. The remaining 2,492,372 shares of common stock are restricted securities. These shares may only be sold in the public United States market under an effective registration statement or in accordance with Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least one year, including our affiliates, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of our common stock (approximately 57,284 shares immediately after this offering) or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the required notice of the sale. Sales under Rule 144 also are subject to certain manner of sale restrictions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without regard to the requirements described above. Sales of substantial numbers of shares of common stock pursuant to a registration statement, Rule 144 or otherwise, whether in the United States or abroad, could adversely affect the market price of the common stock.

     We also have reserved 1,064,500 shares for issuance upon exercise of stock options which may be granted in the future under our stock option plans. If the holders of the options exercise the options, the shares of common stock to be issued will constitute restricted securities, subject to Rule 144.

                             ADDITIONAL INFORMATION

Share Capital

     Our authorized capital is $170,000 consisting of 23,333,334 shares of common stock, $0.003 par value per share, and 10,000,000 authorized shares of preferred stock, $0.01 par value, divided into 2,500,000 shares each of class A preferred stock, class B preferred stock, class C preferred stock and class D preferred stock. Information with respect to the number of shares of common stock outstanding at the beginning and at the end of the last three fiscal years, is presented in the Consolidated Statements of Changes in Shareholders' Equity for the years ended March 31, 2002, 2003 and 2004, as incorporated by reference into this prospectus.

     At June 14, 2004, there were 5,728,365 (including 180,726 shares that are disputed and may be repurchased) shares of our common stock outstanding, all of which were fully paid. In addition, at June 14, 2004, we had outstanding 1,064,500 options to purchase common stock as follows:

     Number of               Exercise Price                     Expiration
      Options                  per Share                           Date
     ---------               --------------                     ----------

      228,000                    $8.00                         January 6, 2010
       20,000                    $8.125                       January 12, 2010
       30,000                    $7.875                        January 9, 2011
      196,000                    $3.65                           April 9, 2011
       20,000                    $2.55                        October 14, 2011
      168,000                    $2.50                           March 6, 2012
      362,500                    $1.61                           April 1, 2013
       40,000                    $6.12                          March 26, 2014

     At June 14, 2004 there were no shares of our preferred stock outstanding.

Memorandum and Articles of Association.

     We are registered in the British Virgin Islands and have been assigned company number 9032 in the register of companies. Our registered agent is HWR Services Limited and is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands. The object or purpose of the Company is to engage in any act or activity that is not prohibited under British Virgin Islands law as set forth in Paragraph 4 of our Memorandum of Association. As an International Business Company, we are prohibited from doing business with persons resident in the British Virgin Islands, owning real estate in the British Virgin Islands or acting as a bank or insurance company. We do not believe that these restrictions materially affect our operations.

     Paragraph 57(c) of our Amended Articles of Association (the "Articles") provides that a director may be counted as one of a quorum in respect of any contract or arrangement in which the director is materially interested; however, if the agreement or transaction cannot be approved by a resolution of directors without counting the vote or consent of any interested director, the agreement or transaction may only be validated by approval or ratification by a resolution of the members. Paragraph 53 of the Articles allows the directors to vote compensation to themselves in respect of services rendered to the Company. Paragraph 66 of the Articles provides that the directors may by resolution exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of ours or of any third party. Such borrowing powers can be altered by an amendment to the Articles. There is no provision in the Articles for the mandatory retirement of directors. Directors are not required to own shares of the Company in order to serve as directors.

     Our authorized share capital is $170,000 divided into 23,333,334 shares of common stock, $0.003 par value, and 10,000,000 authorized shares of preferred stock, $0.01 par value. Holders of our common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. All of our common shares are equal to each other with respect to liquidation and dividend rights. Holders of our common shares are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law. In the event of our liquidation, all assets available for distribution to the holders of our common shares are distributable among them according to their respective holdings. Holders of our common stock have no preemptive rights to purchase any additional un-issued common shares. No shares of our preferred stock have been issued, however the board of directors has the ability to determine the rights, preferences and restrictions to the preferred stock at their discretion.

     Paragraph 7 of the Memorandum of Association provides that without prejudice to any special rights previously conferred on the holders of any existing shares, any share may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the directors may from time to time determine.

     Paragraph 10 of the Memorandum of Association provides that if at any time the authorized share capital is divided into different classes or series of shares, the rights attached to any class or series may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

     Paragraph 105 of the Articles of Association provides that our Memorandum and Articles of Association may be amended by a resolution of members or a resolution of directors. Thus, our board of directors without shareholder approval may amend our Memorandum and Articles of Association. This includes amendments to increase or reduce our authorized capital stock. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the Company, including a tender offer to purchase our common shares at a premium over the then current market price.

     Provisions in respect of the holding of general meetings and extraordinary general meetings are set out in Paragraphs 68 through 77 of the Articles and under the International Business Companies Act. The directors may convene meetings of the members at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members holding more than 30% of the votes of our outstanding voting shares.

     British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

     A copy of our Memorandum and Articles of Association, as amended, has been filed as an exhibit to the Registration Statement on Form F-2 (SEC File No. 333-32524).

Material contracts.

     The following summarizes each material contract, other than contracts entered into in the ordinary course of business, to which Bonso or any subsidiary of Bonso is a party, for the two years immediately preceding the filing of this report:

     We entered into a Stock Purchase Agreement dated July 22, 2002, with Modus Enterprise International Inc. (a wholly-owned subsidiary of Bonso), and a third party relating to the acquisition of 51% of Gram Precision.

     We entered into an employment agreement with Anthony So our President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer effective April 1, 2003.

     We entered into an employment agreement with Cathy Kit Teng Pang our Director of Finance effective April 1, 2003.

     We entered into an employment agreement with Kim Wah Chung our Director of Research and Development effective April 1, 2003.

     We signed a credit facility letter on March 31, 2003 with Bank of America
(Asia) Ltd. for a HK $13,000,000 overdraft and import and export line of credit.

     We signed a credit facility letter on April 8, 2003 and amended the letter of April 22, 2003 with Standard Chartered Bank for a HK $53,000,000 trade finance facilities agreement. A copy of this letter is attached hereto as
Exhibit 4.8. This letter amended previous agreements with Standard Chartered Bank on May 17, 2002, May 11, 2001 and March 5, 2001.

     We signed a Banking Facility Letter, dated April 25, 2003 between Bonso and DBS Kwong on Bank Limited for a HK $11,500,000 overdraft, letter of credit, trust receipt, export invoice financing and negotiation under documentary credit.

     We signed a Banking Facility Letter, dated May 8, 2003 between Korona, Bonso and Commerzbank Aktiengesellschaft Bank for a EURO 1,900,000 line of credit.

     We signed a Banking Facility Letter, dated May 21, 2003 between Bonso and Hang Seng Bank Limited for a HK $49,000,000 letter of credit, trust receipt facility, export D/P bills, export trade loan and overdraft facility.

     We signed a Banking Facility Letter, dated April 8, 2003 between Bonso and the Hong Kong and Shanghai Banking Corporation Limited for a HK $20,000,000 overdraft facility, import/export facility, trust receipt facility and a D/A bill facility.

     We signed a Banking Facility Letter, dated April 8, 2003 between Bonso and the Hong Kong and Natexis Banques Populaires Hong Kong Branch for a U.S. $2,000,000 Export Credit Insurance Corporation discount invoices, negotiation of export letter of credit discrepancies, and export bills.

     We signed a Banking Facility Letter, dated May 6, 2004 between Bonso and Standard Chartered Bank for a working capital facilities for a HK $55,000,000 current account overdraft and discrepant credit bills negotiated and a HK $22,000,000 standby letter of credit.

     We signed a Banking Facility Letter, dated January 15, 2004 between Bonso and the Natexis Banques Populaires Hong Kong Branch for a U.S. $2,500,000 discount of export invoice, negotiation of export letter of credit discrepancies, packing loan and export bills.

     We signed a Banking Facility Letter, dated May 31, 2004 between Bonso and DBS Kwong on Bank Limited for a HK $11,000,000 letter of credit, letter of credit cargo receipt, trust receipt advance against outward bills and negotiation under documentary credit.

     We signed a Banking Facility Letter, dated May 5, 2004 between Bonso and the Hong Kong and Shanghai Banking Corporation Limited for a HK $37,000,000 overdraft facility, import/export facility, trust receipt facility and a D/A bill facility.

     We signed a Banking Facility Letter, dated April 8, 2004 between Bonso and Hang Seng Bank Limited for a HK $48,000,000 letter of credit, trust receipt facility, export D/P bills, export trade loan and overdraft facility.

Exchange controls.

     There are no exchange control restrictions on payments of dividends on our common stock or on the conduct of our operations either in Hong Kong, where our principal executive offices are located, or the British Virgin Islands, where we are incorporated. Other jurisdictions in which we conduct operations may have various exchange controls. Taxation and repatriation of profits regarding our China operations are regulated by Chinese laws and regulations. To date, these controls have not had and are not expected to have a material impact on our financial results. There are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to holders of our securities who are not residents of the British Virgin Islands. British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities.

Taxation.

     Under current British Virgin Islands law, we are not subject to tax on our income. Most of our subsidiaries' profits accrue in Hong Kong, Canada and Germany where the corporate tax rates are currently 17.5%, 38% and 26.375%, respectively. However, as Korona is a partnership, it is only subject to 14.17% of the local statutory rate in Germany. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or to us by Bonso Electronics Limited. Therefore, our overall effective tax rate may be lower than that of most United States corporations; however, this advantage could be materially and adversely affected by changes in the tax laws of the British Virgin Islands, Germany, Hong Kong or China.

     No reciprocal tax treaty regarding withholding exists between the United States and the British Virgin Islands. Under current British Virgin Islands law, dividends, interest or royalties paid by us to individuals are not subject to tax as long as the recipient is not a resident of the British Virgin Islands. If we were to pay a dividend, we would not be liable to withhold any tax, but shareholders would receive gross dividends, if any, irrespective of their residential or national status.

     Dividends, if any, paid to any United States resident or citizen shareholder are treated as dividend income for United States federal income tax purposes. Such dividends are not eligible for the 70% dividends-received deduction allowed to United States corporations on dividends from a domestic corporation under Section 243 of the United States Internal Revenue Code of 1986 (the "Internal Revenue Code"). Various Internal Revenue Code provisions impose special taxes in certain circumstances on non-United States corporations and their shareholders. You are urged to consult your tax advisor with regard to such possibilities and your own tax situation.

     In addition to United States federal income taxation, shareholders may be subject to state and local taxes upon their receipt of dividends.

                                  LEGAL MATTERS

     The validity of the common stock registered hereunder will be passed upon by Harney, Westwood & Riegels, Tortola, British Virgin Islands, who have also advised us on all matters of BVI law disclosed in this prospectus. The validity of the common stock have been passed upon by Schlueter & Associates, P.C. of Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended March 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent Registered Public Accounting Firm given on the authority of said firm as experts in auditing and accounting.

                                                               [Back Cover Page]

                      BONSO ELECTRONICS INTERNATIONAL INC.
         573,226 Shares of Common Stock Offered by Selling Shareholders

                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----
Prospectus Summary ........................................
Risk Factors ..............................................
Where you Can Find More Information .......................
Incorporation of Certain Documents by Reference............
Forward-Looking Statements ................................
Use of Proceeds ...........................................
Capitalization and Indebtedness ...........................
The Offer and Listing......................................
     Markets and Price Range of Common Stock...............
     Selling Securityholders ..............................
     Plan of Distribution .................................
     Expenses of the Issue.................................
Directors and Senior Management............................
Description of Securities .................................
Shares Eligible for Future Sale ...........................
Additional Information ....................................
     Share Capital ........................................
     Memorandum and Articles of Association ...............
     Material Contracts ...................................
     Exchange Controls ....................................
     Taxation .............................................
Legal Matters .............................................
Experts ...................................................

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering made hereby. If given or made, such information or representations must not be relied upon as having been authorized by Bonso. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus to which it relates, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer to sell or solicitation of an offer to buy would be unlawful. Neither the delivery of this prospectus nor sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof. Bonso has undertaken to file post-effective amendments to the registration statement of which this prospectus is a part if material changes or events occur during any period in which offers or sales are being made.

PURSUANT TO RULE 429 THE REGISTRATION STATEMENT IS BEING
--------------------------------------------------------
COMBINED WITH REGISTRATION NO. 333-32524 AND NO. 333-76414
----------------------------------------------------------

                                     PART II

Item 8.  Indemnification of Directors and Officers.

     Bonso's Articles of Association provide that, subject to British Virgin Islands law, every director or other officer of Bonso shall be entitled to be indemnified out of Bonso's assets against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto. A director or officer would be liable for loss, damage or misfortune if such director or officer did not act honestly and in good faith with a view to the best interests of Bonso, and, in the case of criminal proceedings, if the director or officer had no reasonable cause to believe that his conduct was unlawful.

Item 9.  Exhibits.

     The following exhibits are filed as part of this registration statement, or are incorporated by reference to previously filed documents:

Exhibit No.                       Description
-----------                       -----------

     3.1         Amendment to Memorandum and Articles of Association         (1)
                 establishing Preferred Stock

     4.2         Specimen Certificate of Common Stock, $.003 par value and   (2)
                 relevant portions of Memorandum and Articles of Association of the Registrant, as amended

     5.1         Not Used in this Filing

     5.2         Opinion and consent of Harney, Westwood & Riegels,          (1)
                 P.O. Box 71, Road Town, Tortola, British Virgin Islands, as to the legality of securities being registered

     5.3         Not Used in this Filing

     5.4         Not Used in this filing

    23.1         Consent of PricewaterhouseCoopers                          (3)

    23.2         Not Used in this Filing

    23.3         Consent of Harney, Westwood & Riegels (included in         (1)
                 Exhibit 5.2)

    23.4         Not Used in This Filing

    23.5         Not Used in This Filing

(1) Previously filed.

(2) This document has been previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-2 (SEC Registration No. 33-84872) and is hereby incorporated by reference.

(3) Filed herewith.


Item 10.  Undertakings

     With regard to the securities of the registrant being registered pursuant to Rule 415 under the Securities Act the registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to which the prospectus is sent or given: the registrant's latest filing on Form 20-F, Form 40-F or Form 10-K, and any filing on Form 10-Q, Form 8-K or Form 6-K incorporated by reference into the prospectus.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 27, 2004.

                                            BONSO ELECTRONICS INTERNATIONAL INC.

                                            By: /s/  Anthony So
                                                --------------------------------
                                                     Anthony So, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 27, 2004        /s/  Anthony So
                             ---------------------------------------------------
                             Anthony So, President (Chief Executive Officer),
                             Secretary, Treasurer (Chief Financial Officer) and
                             Chairman of the Board of Directors

Date: August 27, 2004       /s/  Kim Wah Chung
                             ---------------------------------------------------
                             Kim Wah Chung, Director

Date: August 27, 2004
                            ----------------------------------------------------
                             Woo-Ping Fok, Director

Date: August 27, 2004        /s/  Cahty Pang
                             ---------------------------------------------------
                             Cathy Pang, Director

Date: August 27, 2004        /s/  George O'Leary
                             ---------------------------------------------------
                             George O'Leary, Director

Date: August 27, 2004        /s/  J. Stewart Jackson
                             ---------------------------------------------------
                             J. Stewart Jackson, Director

Date: August 27, 2004        /s/  Henry F. Schlueter
                             ---------------------------------------------------
                             Henry F. Schlueter, Director

                             SCHLUETER & ASSOCIATES, P.C.


Date: August 27, 2004        /s/  Henry F. Schlueter
                             ---------------------------------------------------
                             Henry F. Schlueter, Authorized Representative in
                             the United States

                                  EXHIBIT INDEX

Exhibit No.                       Description                             Page
-----------                       -----------                             ----

     3.1         Amendment to Memorandum and Articles of Association         (1)
                 establishing Preferred Stock

     4.2         Specimen Certificate of Common Stock, $.003 par value and   (2)
                 relevant portions of Memorandum and Articles of Association of the Registrant, as amended

     5.1         Not Used in this Filing

     5.2         Opinion and consent of Harney, Westwood & Riegels,          (1)
                 P.O. Box 71, Road Town, Tortola, British Virgin Islands, as to the legality of securities being registered

     5.3         Not Used in This Filing

     5.4         Not Used in This Filing

    23.1         Consent of PricewaterhouseCoopers                           (3)

    23.2         Not Used in this Filing

    23.3         Consent of Harney, Westwood & Riegels (included in          (1)
                 Exhibit 5.2)

    23.4         Not Used in This Filing

    23.5         Not Used in This Filing

---------------------------
(1)  Previously filed.
(2) This document has been previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-2 (SEC Registration No. 33-84872) and is hereby incorporated by reference.
(3)  Filed herewith.